QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

Consent of Independent Auditors

The Board of Directors
General Electric Company:

        We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-110824) on Form S-4 of General Electric Company of our report dated February 7, 2003, except as to notes 10, 16, and 27, which are as of April 10, 2003, relating to the statements of financial position of General Electric Company and consolidated affiliates as of December 31, 2002 and 2001, and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Form 8-K of General Electric Company filed April 10, 2003. Our report refers to changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in the methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001.

        We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.

KPMG LLP

Stamford, Connecticut
December 8, 2003

QuickLinks

Consent of Independent Auditors